Exhibit 10.H1

Viad Corp Board of Directors

2018 Matching Gift Program

The purpose of the Director’s Matching Gift Program is to recognize the interests of Viad Corp and its Directors in supporting worthy educational institutions and other charitable organizations qualified to receive tax-deductible donations under Section 501c3 of the Internal Revenue Code.

All board members are eligible to request donations as of the time they are elected to Viad’s Board of Directors.  Directors will continue to be eligible to participate in the program following their retirement from the board.

Viad Corp will match dollar for dollar, at the request of the individual board members, gifts to colleges, universities, and/or charitable organizations in any amount between $1,000 and $5,000 per calendar year per board member.  A donation can be made to more than one qualifying organization, but the aggregate must be no more than $5,000.  These donations will be made to the organization in the director’s name.

All board members should be informed at the beginning of the calendar year that wire transfers cannot be approved for matching gifts.  They should also be told that all requests for a particular calendar year be submitted no later than the third Friday in December. A reminder email should be sent right after the Thanksgiving holiday as the majority of requests come through right before year-end.  Contact person should be noted in the communication to board members.

1)

The director will complete and return to the Assistant Corporate Secretary, the Viad Corp Directors Matching Gift Program Enrollment Form, noting the charitable organization’s name, address, phone number and contact name, as well as the amount of the donation and how the check should be made payable. Accompanying this must be documentation, such as a cancelled check, that the director has already made a contribution to the same organization.

2)	The Assistant Secretary will complete the Directors Matching Gift Program Disbursement Request Form along with a cover letter to the organization and have each approved by Legal.

3)	Once approved, make a copy of everything, and file in the Matching Gift Program binder under the requesting director’s name.

4)	Complete the appropriate entry in the Receipt Log for tracking purposes.

5)	All original documentation should then be given directly to Payroll, with a request to return the check to the Assistant Secretary once signed.

6)	If the charitable organization returns a “Thank-You” letter or receipt, file it in the binder along with the copy of the donation request.